EX-99.77C VOTES

Madison Strategic Sector Premium Fund
(the Registrant)
Registration No. 811-21713
Form NSAR-B/A
Period Ended December 31, 2015

Sub-Item 77C: Matters submitted to a vote of security holders.

The Annual Meeting of Shareholders of the Madison Strategic Sector Premium Fund (the Trust) was held on July 31, 2015 at the offices of Madison Asset Management, LLC (the Adviser).

Holders of a majority of the outstanding shares of the Fund were present, and, therefore, a quorum for was present. The tabulation of the shareholder votes rendered the following results:


For
Against
Withhold/Abstain
Proposal 1.

Election of Trustee Philip E. Blake

4,157,358.970
419,191.000
0


Proposal 1 was approved by the shareholders.